Exhibit 99.1

Youngevity International, Inc. (YGYI) Reports Record Revenue for Second Quarter 2015

Adjusted EBITDA Grows 151% over the Previous Quarter

Shareholder Conference Call 4:15 PM EDT

San Diego, CA - August 13, 2015 – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the second quarter and six months ended June 30, 2015.

Second Quarter 2015 Highlights:

•	Revenues increased 18.4% over the prior year period to $38.7 million;

•	Gross Profit increased 25.7% to $23.8 million compared to the prior year period;

•	Operating Income increased 84.3% to $2.3 million compared to the prior year period;

•	A non-cash expense of $2.2 million was recorded in other expense due to change in fair value of warrant derivative liability;

•	Adjusted EBITDA increased 63.3% to $3.3 million compared to the prior year period and 151% over the prior quarter.

“We are excited to report record revenue and record adjusted EBITDA for the second quarter as we continue to see strong sales and customer growth in the United States and our international markets,” stated Steve Wallach, Chief Executive Officer of Youngevity International.  “As we begin the second half of the year, we remain focused on accelerating our revenue via anticipated targeted acquisitions, international expansion, and steady organic growth in both our direct selling and coffee business segments.  Our team is enthusiastic about the potential of new opportunities ahead of us to generate growth and believe that we are well positioned to deliver a record year for Youngevity and its shareholders.”

“We are pleased with our performance as we continue to grow top-line revenue while maintaining our focus on improving our Adjusted EBITDA,” said Dave Briskie, Chief Financial Officer of Youngevity International.  Adjusted EBITDA improved to $3,252,000 this quarter representing a 151% improvement over the first quarter of this year.  In the first half of the year our direct selling segment revenue grew 25% and our commercial coffee segment revenue grew 48%.”

Mr. Briskie continued, “Our business model continues to carry large non-cash expenses in depreciation and acquisition interest charges.  In this quarter, in addition to those non-cash expenses, we experienced a significant non-cash expense of $2.2 million for increased warrant liability based on the strong improvement of our share price Quarter over Quarter.  Non-cash items impacted our bottom line by $2,925,000 and this is a good example of why we believe Adjusted EBITDA, although a non-GAAP item, gives our shareholders a better understanding of the financial performance of Youngevity.”

Second Quarter 2015 Financial Results:

For the three months ended June 30, 2015, the Company reported revenue of $38.7 million, compared to $32.7 million in 2014, an 18.4% increase whereby 89% of our revenue was derived from our direct sales segment and approximately 11% of our revenue from our commercial coffee segment.  The increase in direct selling revenue is attributed primarily to the increase in our product offerings, the increase in the number of distributors selling our product and the increase in the number of customers consuming our products as well as $2.5 million in additional revenues derived from the Company’s acquisitions compared to the prior period.

Gross Profit for the second quarter of 2015, increased approximately 25.7% to $23.8 million as compared to $18.9 million for the three months ended June 30, 2014. Gross Profit as a percentage of Revenue increased to 61.5% in the current quarter compared to 57.9% in the same period last year.

Operating expenses for the three months ended June 30, 2015, increased approximately 21.6% to $21.5 million as compared to $17.7 million for the three months ended June 30, 2014.  The main contributor to the increase was derived from distributor compensation which increased 23.4% to $15.7 million in the current quarter from $12.8 million in the same period last year. This was primarily attributable to the increase in revenues.

For the same period, sales and marketing expense decreased 16.4% to $1.6 million from $1.9 million primarily due to the Company’s costs related to its annual convention held in 2014 whereas in the current year the convention was held in the first quarter of fiscal 2015.

For the second quarter of 2015, the general and administrative expense increased 37.8% to $4.2 million from $3.0 million for the three months ended June 30, 2014, primarily due to increases in employee compensation, legal and accounting fees, and international expansion efforts as we continue our aggressive global expansion plans.

For the three months ended June 30, 2015, total other expense increased to $3.3 million as compared to $503,000 for the three months ended June 30, 2014.  The increase was primarily due to non-cash expense of $2.2 million as a result of the change in fair value of warrant derivative.  The primary reason for this non-cash expense was due to the increase in the market price of the Company’s stock to $0.38 as of June 30, 2015, compared to $0.25 as of March 31, 2015. Total other expense also increased due to the increase in interest expense related to our 2014 and 2015 Private Placement transactions.

The warrant liability and revaluations have not had a cash impact on our working capital, liquidity or business operations.

For the second quarter of 2015, the Company reported a net loss of $408,000 as compared to a net income of $544,000 for the three months ended June 30, 2014.  The loss was primarily attributable to the non-cash pre-tax expense of $2.2 million related to the change in fair value of warrant derivative discussed above.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and change in fair value of warrants, or "Adjusted EBITDA", was $3.3 million for the three months ended June 30, 2015 compared to $2.0 million in the same period for the prior year.

Fiscal 2015 First Six Months Results:

For the six months ended June 30, 2015, our revenue increased 27.8% to $75.6 million as compared to $59.1 million for the six months ended June 30, 2014.  During the six months ended June 30, 2015, we derived approximately 88% of our revenue from our direct sales and approximately 12% of our revenue from our commercial coffee sales.  The increase in direct selling revenue is attributed primarily to the increase in our product offerings, the increase in the number of distributors selling our product and the increase in the number of customers consuming our products as well as $4.5 million in additional revenues derived from the Company’s acquisitions compared to the prior period. The increase in revenues in the commercial coffee segment is primarily due to the addition of green coffee business during the second quarter of 2014.

For the first six months of fiscal 2015, gross profit increased approximately 26.8% to $44.1 million as compared to $34.8 million for the six months ended June 30, 2014.

For the six months ended June 30, 2015, the Company reported a net loss of $777,000 as compared to a net income of $971,000 for the six months ended June 30, 2014.  The decrease of $1.7 million was primarily attributable to the non-cash pre-tax expense of $2.3 million related to the change in fair value of warrant derivative discussed above and the lower income before income taxes in the first quarter of 2015.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the change in the fair value of the warrant derivative or "Adjusted EBITDA," was $4.5 million for the six months ended June 30, 2015 compared to $3.7 million in the same period for the prior year.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Time to discuss its financial results, quarterly highlights and business outlook.  Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091.  It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php.  The webcast will be archived for approximately 60 days.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation, change in fair value of warrant derivative and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International

Youngevity International, Inc., (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. The Company was formerly known as AL International, Inc. and changed its name to Youngevity International, Inc. in July 2013.  For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevity or follow us on Twitter @youngevity https://twitter.com/youngevity

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events, including our continued growth.  In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. The forward looking statements include statements regarding our anticipated acquisitions, international expansion and steady organic growth, our positioning to deliver a record year, continued top-line revenue and positive effect of cost efficiencies, expected improved profitability in the direct selling segment, our belief that we can accelerate our acquisition strategy, our continued positive results from business integrations, anticipated significant contributions from our investment in global expansions and the anticipated contributions of our coffee segment to our performance. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue our financial performance, our ability to enter new markets and continue our growth and the other factors described in our filings with the SEC.  Copies of these filings are available at www.sec.gov. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$38,743	$32,718	$75,550	$59,121
Cost of revenues	14,933	13,776	31,459	24,343
Gross profit	23,810	18,942	44,091	34,778
Operating expenses
Distributor compensation	15,736	12,753	29,874	23,702
Sales and marketing	1,592	1,905	3,713	3,267
General and adminstrative	4,193	3,042	7,841	5,609
Total operating expenses	21,521	17,700	41,428	32,578
Operating income	2,289	1,242	2,663	2,200

Interest expense, net	(1,097)	(503)	(2,179)	(883)
Change in fair value of warrant derivative liability	(2,209)	-	(2,301)	-
Total other expense	(3,306)	(503)	(4,480)	(883)
Net (loss) income before income taxes	(1,017)	739	(1,817)	1,317
Income tax (benefit) provision	(609)	195	(1,040)	346
Net (loss) income	$(408)	$544	$(777)	$971

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands, unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net (loss) income	$(408)	$544	$(777)	$971
Add:
Interest expense	1,097	503	2,179	883
Income tax (benefit) provision	(609)	195	(1,040)	346
Depreciation	307	168	570	306
Amortization	525	482	1,038	959
EBITDA	912	1,892	1,970	3,465
Stock based compensation	131	99	275	247
Change in the fair value of warrant derivative liability	2,209	-	2,301	-
Adjusted EBITDA	$3,252	$1,991	$4,546	$3,712

Youngevity International, Inc.
Investor Relations
John Zervas
800-982-3189 X 6509